                                                                      EXHIBIT 12

                                 ALKERMES, INC.
                             COMPUTATION OF RATIO OF
                    EARNINGS TO FIXED CHARGES AND PREFERRED
                                 STOCK DIVIDENDS
                                 (IN THOUSANDS)

                                                                                   Year Ended March 31,
                                                          --------------------------------------------------------------------
                                                                   1995           1996            1997             1998
                                                          --------------------------------------------------------------------
Fixed charges and preferred stock dividends:
Interest expense                                               $     608       $   1,044       $   1,381        $   1,629
Estimated interest portion of rent expense*                          777             732           1,003            1,085
Preferred stock dividends                                            ---             ---             ---              ---
                                                          --------------------------------------------------------------------
Total fixed charges and preferred stock dividends              $   1,385       $   1,776       $   2,384        $   2,714
                                                          ====================================================================

Net loss                                                       $ (11,904)      $ (13,747)      $ (18,798)       $ (12,582)
Add: fixed charges and preferred stock dividends                   1,385           1,776           2,384            2,714
                                                          --------------------------------------------------------------------

Deficiency of earnings to cover fixed charges
and preferred stock dividends                                  $ (10,519)      $ (11,971)      $ (16,414)       $  (9,868)
                                                          ====================================================================

Ratio of earnings to fixed charges and preferred
stock dividends (1)                                                  ---             ---             ---              ---

                                                        Year Ended March 31,        Nine
                                                        --------------------     Months Ended
                                                              1999            December 31, 1999
                                                          ---------------------------------
Fixed charges and preferred stock dividends:
Interest expense                                           $   2,298             $   2,188
Estimated interest portion of rent expense*                    1,271                 1,157
Preferred stock dividends                                      7,454                 6,846
                                                          ---------------------------------
Total fixed charges and preferred stock dividends          $  11,023             $  10,191
                                                          =================================

Net loss                                                   $ (41,057)            $ (39,920)
Add: fixed charges and preferred stock dividends              11,023                10,191
                                                          ---------------------------------

Deficiency of earnings to cover fixed charges
and preferred stock dividends                              $ (30,034)            $ (29,729)
                                                          =================================

Ratio of earnings to fixed charges and preferred
stock dividends (1)                                              ---                   ---

* This amount is the portion of rental expense under operating leases which management of the Company believes to approximate the interest factor (approximately one-third of rental expenses).

(1) For the fiscal years ended March 31, 1995, 1996, 1997, 1998 and 1999 and for the nine months ended December 31, 1999, earnings were insufficient to cover fixed charges. For this reason, no ratios are provided.